U.S. SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549
                                       FORM 15
Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                               SETECH, INC.
                     Exact name of registrant as specified in its charter)

                              903 Industrial
                      Murfreesboro, Tennessee  37129
                           (615) 890-1700
          (Address, including zip code, and telephone number, including area code,of registrant's principal executive offices)

                      Common Stock, $.01 par value
                   (Title of each class of securities covered by this Form)

                               None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)  [x]               Rule 12-h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii) [ ]               Rule 12g-4(a)(2)(i)     [ ]
Rule 12h-3(b)(2)(i)  [ ]               Rule 12g-4(a)(2)(ii)    [ ]
Rule 12h-3(b)(2)(ii) [ ]
Rule 12h-3(b)(1)(i)  [ ]
Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:

Pursuant to the requirements of the Securities Exchange Act of 1934
SETECH, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 18, 1999              By_/s/ Richard M. Eddinger
                                        ___________________________
                                       Richard M. Eddinger,
                                       Vice President Finance, CFO